News Release

Exhibit 99.1
Company Contact:
Dan Smith
Acuity Brands, Inc.
(404) 853-1423

Acuity Brands Reports Record Quarterly and Full-Year Results
Quarterly Net Sales Exceed $1 Billion For First Time
ATLANTA, October 3, 2018 - Acuity Brands, Inc. (NYSE: AYI) (the “Company”) today announced record fourth quarter and full-year results for net sales, net income, and diluted earnings per share (“EPS”). Fiscal 2018 fourth quarter net sales of $1.06 billion increased approximately $104 million, or 11 percent, compared with the year-ago period. Operating profit for the fourth quarter of fiscal 2018 was $142 million compared with $153 million in the year-ago period. Net income for the fourth quarter of fiscal 2018 was $108 million, an increase of approximately 20 percent compared with the prior-year period. Fiscal 2018 fourth quarter diluted EPS of $2.70 increased approximately 26 percent compared with the year-ago period.
Adjusted diluted EPS for the fourth quarter of fiscal 2018 increased 5 percent to $2.68 compared with the year-ago period. Adjusted operating profit for the fourth quarter of fiscal 2018 was $154 million compared with $176 million in the year-ago period, and adjusted operating profit margin decreased 390 basis points over the prior-year period to 14.5 percent. Adjusted results exclude the impact of amortization expense for acquired intangible assets, share-based payment expense, acquisition-related items (including acquired profit in inventory and professional fees), special charge/credit for planned streamlining activities, gain associated with the sale of the Company’s Spanish lighting business, and an income tax net benefit for discrete items associated with the Tax Cuts and Jobs Act of 2017 (“TCJA”). Management believes these items impacted the comparability of the Company's results and that adjusted financial measures enhance the reader’s overall understanding of the Company's current financial performance by making results comparable between periods. A reconciliation of adjusted financial measures to the most directly comparable U.S. GAAP measure is provided in the tables at the end of this release.
Vernon J. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands, commented, “Our fourth quarter performance was solid, particularly against the backdrop of a challenging lighting market where larger commercial projects remained soft and input costs rose significantly. Net sales growth of 11 percent was robust and was driven primarily by volume growth in our Contractor Select portfolio, Atrius-enabled luminaires, and Holophane solutions. Overall, we experienced solid growth in net sales in most channels and

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geographies. This was the first time in our history that we generated quarterly net sales in excess of $1 billion.”
Mr. Nagel continued, “The most significant factors impacting our fourth quarter operating profit and margin were changes in price/mix as well higher input costs for various items such as electronic components, freight, wages, and certain commodity-related items, such as steel. Many of these input costs experienced dramatic increases in price in the fourth quarter due to several economic factors, including previously announced and enacted tariffs and wage inflation due to the tight labor market. We estimate the inflationary impact of these items reduced our fourth quarter gross profit by more than $20 million and lowered our adjusted gross profit margin by 200 basis points. Recently announced product price increases are expected to recover these higher costs, however, we do typically experience a delay between incurring higher costs and realizing the benefits of an increase in sales prices.”
Fiscal 2018 Fourth Quarter Results
The 11 percent year-over-year growth in fiscal 2018 fourth quarter net sales was primarily due to a 13 percent increase in volume as well as a 1 percent increase from acquisitions, partially offset by a 3 percent net unfavorable change in product prices and mix of products sold (“price/mix”). The net unfavorable price/mix was primarily due to lower pricing on certain luminaires as a result of increased competition in portions of the market for more basic, lesser-featured products, and to a lesser degree, changes in product mix reflecting the substitution of certain products with less costly form factors resulting in lower price points.
Gross profit for the fourth quarter of fiscal 2018 increased $5 million, or 1.3 percent, to $412 million compared with $407 million in the prior-year period due to higher sales volumes and productivity improvements, largely offset by unfavorable price/mix, and higher material, component, and freight costs. Fiscal 2018 fourth quarter gross profit margin of 38.9 percent declined 360 basis points compared with prior year’s gross profit margin, while adjusted gross profit margin of 39.0 percent declined 350 basis points compared with the year-ago period. Selling, distribution, and administrative (“SD&A”) expenses for the fourth quarter of fiscal 2018 totaled $275 million, an increase of over $30 million, or approximately 12 percent, compared with the prior-year period, due primarily to increased freight and commission expense to support the greater sales volume, higher employee related costs, and increased expenses for marketing and outside services.
The Company reversed a previously recorded special charge of $5 million during the fourth quarter of fiscal 2018 as certain planned streamlining activities were no longer expected to occur, primarily due to the Company’s sale of its Spanish lighting business during the quarter. The Company recorded a special charge of approximately $10 million during the prior-year

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fourth quarter, which included planned streamlining activities associated with the Spanish business.
The Company reported net miscellaneous income of $4 million for the fourth quarter of fiscal 2018, which reflected a $5 million gain associated with the sale of the Spanish lighting business. The gain was primarily due to the recognition of favorable accumulated foreign currency translation adjustments previously recorded in other comprehensive income.
Fiscal 2018 Full-Year Results
Net sales for fiscal 2018 increased $175 million, or 5 percent, to $3.68 billion. Results for fiscal 2018 include operating profit of $455 million, net income of $350 million, and diluted EPS of $8.52.
Adjusted operating profit for fiscal 2018 decreased $64 million, or 11 percent, to $528 million compared with prior year’s adjusted operating profit of $592 million. Fiscal 2018 adjusted net income decreased $3 million, or 1 percent, to $363 million compared with $366 million for the prior-year period. Adjusted diluted EPS for fiscal 2018 increased $0.39, or 5 percent, to $8.84 compared with adjusted diluted EPS of $8.45 for the year-ago period. Adjusted results exclude amortization expense for acquired intangible assets, share-based payment expense, acquisition-related items (including acquired profit in inventory and professional fees), special charge/credit for planned streamlining activities, manufacturing inefficiencies and excess inventory adjustments related to the closure of a facility, gain associated with the sale of the Company’s Spanish lighting business, gain associated with the sale of an investment in an unconsolidated affiliate, and an income tax net benefit for discrete items associated with the TCJA. The total impact of these items on diluted EPS for fiscal 2018 and 2017 was $0.32 and $1.02, respectively. A reconciliation of adjusted financial measures to the most directly comparable U.S. GAAP measure is provided in the tables at the end of this release.
Cash and cash equivalents at the end of the fourth quarter of fiscal 2018 totaled $129 million, a decrease of $182 million since the beginning of the fiscal year. Net cash provided by operating activities totaled $353 million for the full year compared with $337 million for the year-ago period, representing a year-over-year increase of 5 percent. During fiscal 2018, the Company spent $163 million to acquire two businesses, Lucid Design Group and IOTA Engineering, and $298 million to repurchase two million shares of Acuity Brands common stock under its authorized stock repurchase programs.
Outlook
Mr. Nagel commented, “We remain cautiously optimistic for fiscal 2019. Third-party forecasts and leading indicators suggest that the North American lighting market, the Company’s

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primary market, is projected to be up low-single digits in fiscal 2019. Our focus in fiscal 2019 is to garner additional top-line growth driven primarily by outperforming the growth rates of the markets we serve through execution of our previously announced growth strategies, continue to improve the mix of products and solutions sold as we execute our tiered solutions strategy, and leverage our fixed cost infrastructure to achieve targeted incremental margins to improve our overall profitability.”
Mr. Nagel continued, “We have taken a number of actions during the past several months that we believe will offset much of the recent inflationary cost pressures, including announced price increases as well as other measures to reduce costs and improve productivity. We believe that our actions will begin to offset these cost pressures midway through our first quarter of fiscal 2019. Various components used in the Company’s products as well as certain purchased finished products are impacted by the recently imposed tariffs on various China imported goods and may be further impacted by proposed future tariffs. Management continues to identify and implement actions to mitigate the financial impact of the tariffs, including the recently announced price increases.”
Management estimates a fiscal 2019 annual tax rate of approximately 25 percent before any discrete items, assuming the tax rates in the Company’s taxing jurisdictions remain generally consistent throughout the year. Additionally, management expects fiscal 2019 capital expenditures will approximate 1.5 percent of net sales.
Mr. Nagel concluded, “We continue to believe the lighting and lighting-related industry as well as building management systems have the potential to experience solid growth over the next decade, particularly as owners and users of lighting equipment and buildings see the potential to transform those investments into strategic assets by deploying our distinctive solutions. We believe we are uniquely positioned to fully participate in this exciting industry.”
The independent registered public accounting firm’s audit report with respect to the Company’s fiscal year-end financial statements will not be issued until the Company files its annual report on Form 10-K, including its evaluation of the effectiveness of internal controls over financial reporting. Accordingly, the financial results reported in this earnings release are preliminary pending completion of the audit.
Conference Call
As previously announced, the Company will host a conference call to discuss fourth quarter results today, October 3, 2018, at 10:00 a.m. ET. Interested parties may listen to this call live today or hear a replay at the Company's Web site: www.acuitybrands.com.

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About Acuity Brands
Acuity Brands, Inc. (NYSE: AYI) is the North American market leader and one of the world’s leading providers of lighting and building management solutions. With fiscal year 2018 net sales of $3.7 billion, Acuity Brands currently employs approximately 13,000 associates and is headquartered in Atlanta, Georgia with operations throughout North America, and in Europe and Asia. The Company’s products and solutions are sold under various brands, including Lithonia Lighting®, Holophane®, Peerless®, Gotham®, Mark Architectural Lighting™, Winona® Lighting, Juno®, Indy™, Aculux®, Healthcare Lighting®, Hydrel®, American Electric Lighting®, Antique Street Lamps™, Sunoptics®, Distech Controls®, nLight®, ROAM®, Sensor Switch®, Power Sentry®, IOTA®, and Atrius™. Visit us at www.acuitybrands.com.
Non-GAAP Financial Measures
This news release includes the following non-GAAP financial measures: "adjusted gross profit," “adjusted gross profit margin,” “adjusted SD&A expenses,” “adjusted operating profit,” “adjusted operating profit margin,” “adjusted other expense,” “adjusted net income,” and “adjusted diluted EPS.” These non-GAAP financial measures are provided to enhance the reader's overall understanding of the Company's current financial performance and prospects for the future. Specifically, management believes that these non-GAAP measures provide useful information to investors by excluding or adjusting items for amortization of acquired intangible assets, share-based payment expense, which is used as a method to improve retention and align the interests of key leaders of acquired businesses with those of the Company’s shareholders, acquisition-related items, special charges associated with efforts to streamline the organization that we execute on an ongoing basis and to integrate acquisitions, manufacturing inefficiencies and excess inventory adjustments directly related to the closure of a facility, gain associated with the sale of the Company’s Spanish lighting business, gain associated with the sale of an investment in an unconsolidated affiliate, and income tax net benefit for discrete items associated with the TCJA. Management typically adjusts for these items for internal reviews of performance and uses the above non-GAAP measures for baseline comparative operational analysis, decision making, and other activities. Management believes these non-GAAP measures provide greater comparability and enhanced visibility into the Company’s results of operations as well as comparability with many of its peers, especially those companies focused more on technology and software.
Non-GAAP financial measures included in this news release should be considered in addition to, and not as a substitute for or superior to, results prepared in accordance with GAAP. The most directly comparable GAAP measures for adjusted gross profit and adjusted gross profit margin are “gross profit” and “gross profit margin,” respectively, which include the impact of

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manufacturing inefficiencies and excess inventory adjustments directly related to the closure of a facility, as well as acquisition-related items. The most directly comparable GAAP measure for adjusted SD&A expenses is “SD&A expenses,” which includes amortization of acquired intangible assets, share-based payment expense, and acquisition-related items. The most directly comparable GAAP measures for adjusted operating profit and adjusted operating profit margin are “operating profit” and “operating profit margin,” respectively, which include the impact of acquisition-related items, manufacturing inefficiencies and excess inventory adjustments directly related to the closure of a facility, amortization of acquired intangible assets, share-based payment expense, and special charges. The most directly comparable GAAP measures for adjusted other expense is “other expense,” which includes the impact of a gain associated with the sale of the Company’s Spanish lighting business and a gain on the sale of an investment in an unconsolidated affiliate. The most directly comparable GAAP measures for adjusted net income and adjusted diluted EPS are “net income” and “diluted EPS,” respectively, which include the impact of acquisition-related items, manufacturing inefficiencies and excess inventory adjustments directly related to the closure of a facility, amortization of acquired intangible assets, share-based payment expense, special charges, gain associated with the sale of the Company’s Spanish lighting business, gain on sale of investment in an unconsolidated affiliate, and income tax net benefit for discrete items associated with the TCJA. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. The Company’s non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies, have limitations as an analytical tool, and should not be considered in isolation or as a substitute for GAAP financial measures.
Forward Looking Information
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that may be considered forward-looking include statements incorporating terms such as "expects," "believes," "intends," “estimates”, “forecasts,” "anticipates," “may,” “should”, “suggests”, “remain”, and similar terms that relate to future events, performance, or results of the Company and specifically include statements made in this press release regarding: projected low single-digit growth rate for the North American lighting market for fiscal 2019; capital expenditures in fiscal 2019 approximating 1.5 percent of net sales; fiscal 2019 annual tax rate of 25 percent before any discrete items; expectations that recently announced product price increases as well as other measures to reduce costs and improve productivity will offset the recent inflationary cost pressures and begin to offset the cost pressures midway through the first quarter of fiscal 2019; management’s ability to identify and implement actions to mitigate the financial impact of

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tariffs; the Company’s focus in fiscal 2019 to garner additional top-line growth by outperforming the growth rate of its markets, improving the mix of products and solutions, and leveraging the fixed cost infrastructure; prospects for continued future profitable growth; and potential for overall demand in the Company’s end markets to experience solid growth over the next decade as well as the Company’s position to fully participate. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management's present expectations or projections. These risks and uncertainties include, but are not limited to, customer and supplier relationships and prices; competition; ability to realize anticipated benefits from initiatives taken and timing of benefits; market demand; litigation and other contingent liabilities; and economic, political, governmental, and technological factors affecting the Company. Please see the other risk factors more fully described in the Company’s SEC filings including risks discussed in Part I, “Item 1a. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 31, 2017. The discussion of those risks is specifically incorporated herein by reference. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

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ACUITY BRANDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	August 31,
	2018
	(Preliminary)	2017
ASSETS
Current Assets:
Cash and cash equivalents	$129.1	$311.1
Accounts receivable, less reserve for doubtful accounts of $1.3 and $1.9, respectively	637.9	573.3
Inventories	411.8	328.6
Prepayments and other current assets	32.3	32.6
Total Current Assets	1,211.1	1,245.6
Property, Plant, and Equipment, net	286.7	287.7
Other Long-Term Assets	1,491.0	1,366.3
Total Assets	$2,988.8	$2,899.6
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$451.1	$395.1
Current maturities of long-term debt	0.4	0.4
Other accrued liabilities	231.2	205.4
Total Current Liabilities	682.7	600.9
Long-Term Debt, less current portion	356.4	356.5
Other Long-Term Liabilities	232.9	276.6
Total Stockholders’ Equity	1,716.8	1,665.6
Total Liabilities and Stockholders’ Equity	$2,988.8	$2,899.6

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ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per-share data)

	Three Months Ended		Year Ended
	August 31,		August 31,
	2018		2018
	(Preliminary)	2017	(Preliminary)	2017
	(Unaudited)
Net Sales	$1,061.2	$957.6	$3,680.1	$3,505.1
Cost of Products Sold	648.9	550.7	2,193.3	2,023.9
Gross Profit	412.3	406.9	1,486.8	1,481.2
Selling, Distribution, and Administrative Expenses	275.3	244.6	1,026.6	951.1
Special Charge	(5.1)	9.6	5.6	11.3
Operating Profit	142.1	152.7	454.6	518.8
Other Expense (Income):
Interest expense, net	9.0	8.2	33.5	32.5
Miscellaneous (income) expense, net	(4.0)	2.2	(4.8)	(6.3)
Total Other Expense	5.0	10.4	28.7	26.2
Income before Income Taxes	137.1	142.3	425.9	492.6
Income Taxes	28.9	51.8	76.3	170.9
Net Income	$108.2	$90.5	$349.6	$321.7

Earnings Per Share:
Basic Earnings per Share	$2.71	$2.16	$8.54	$7.46
Basic Weighted Average Number of Shares Outstanding	40.0	41.9	40.9	43.1
Diluted Earnings per Share	$2.70	$2.15	$8.52	$7.43
Diluted Weighted Average Number of Shares Outstanding	40.1	42.0	41.0	43.3
Dividends Declared per Share	$0.13	$0.13	$0.52	$0.52

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ACUITY BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended August 31,
	2018
	(Preliminary)	2017
Cash flows from operating activities:
Net income	$349.6	$321.7
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	80.3	74.6
Share-based payment expense	32.3	32.0
Loss on the sale or disposal of property, plant, and equipment	0.6	0.3
Deferred income taxes	(38.2)	(7.7)
Gain on sale of business	(5.4)	—
Gain on sale of investment in unconsolidated affiliate	—	(7.2)
Net change in assets and liabilities, net of effect of acquisitions, divestitures and effect of exchange rate changes	(66.0)	(77.1)
Net cash provided by operating activities	353.2	336.6
Cash flows from investing activities:
Purchases of property, plant, and equipment	(43.6)	(67.3)
Proceeds from sale of property, plant, and equipment	—	5.5
Acquisitions of businesses, net of cash acquired	(163.2)	—
Proceeds from sale of business	1.1	—
Proceeds from sale of investment in unconsolidated affiliate	—	13.2
Other investing activities	—	(0.2)
Net cash used for investing activities	(205.7)	(48.8)
Cash flows from financing activities:
Borrowings on credit facility	395.4	—
Repayments of borrowings on credit facility	(395.4)	—
(Repayments) issuances of long-term debt	(0.4)	1.0
Repurchases of common stock	(298.4)	(357.9)
Proceeds from stock option exercises and other	1.7	3.0
Payments for employee taxes on net settlement of equity awards	(8.2)	(15.2)
Dividends paid	(21.4)	(22.7)
Net cash used for financing activities	(326.7)	(391.8)
Effect of exchange rate changes on cash and cash equivalents	(2.8)	1.9
Net change in cash and cash equivalents	(182.0)	(102.1)
Cash and cash equivalents at beginning of year	311.1	413.2
Cash and cash equivalents at end of year	$129.1	$311.1

Certain prior-period amounts have been reclassified to conform to the current year presentation.

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ACUITY BRANDS, INC.
Reconciliation of Non-U.S. GAAP Measures
The tables below reconcile certain GAAP financial measures to the corresponding non-GAAP measures:

(In millions, except earnings per share data)	Three Months Ended August 31,		Increase (Decrease)	Percent Change
	2018	2017
Net sales	$1,061.2	$957.6	$103.6	10.8%

Gross profit (GAAP)	$412.3	$406.9
Add-back: Acquisition-related items (1)	1.2	—
Adjusted gross profit (Non-GAAP)	$413.5	$406.9	$6.6	1.6%
Percent of net sales	39.0%	42.5%	(350)	bps

Selling, distribution, and administrative expenses (GAAP)	$275.3	$244.6
Less: Amortization of acquired intangible assets	(8.0)	(6.1)
Less: Share-based payment expense	(7.9)	(7.9)
Less: Acquisition-related items (1)	(0.3)	—
Adjusted selling, distribution, and administrative expenses (Non-GAAP)	$259.1	$230.6	$28.5	12.4%
Percent of net sales	24.4%	24.1%	30	bps

Operating profit (GAAP)	$142.1	$152.7
Add-back: Amortization of acquired intangible assets	8.0	6.1
Add-back: Share-based payment expense	7.9	7.9
Add-back: Acquisition-related items (1)	1.5	—
Add-back (Less): Special charge	(5.1)	9.6
Adjusted operating profit (Non-GAAP)	$154.4	$176.3	$(21.9)	(12.4)%
Percent of net sales	14.5%	18.4%	(390)	bps

Other expense (income) (GAAP)	$5.0	$10.4
Add-back: Gain on sale of business	5.4	—
Adjusted other expense (Non-GAAP)	$10.4	$10.4	$—	—%

Net income (GAAP)	$108.2	$90.5
Add-back: Amortization of acquired intangible assets	8.0	6.1
Add-back: Share-based compensation expense	7.9	7.9
Add-back: Acquisition-related items (1)	1.5	—
Add-back (Less): Special charge	(5.1)	9.6
Less: Gain on sale of business	(5.4)	—
Total pre-tax adjustments to net income	6.9	23.6
Income tax effect	(4.3)	(6.8)
Less: Discrete income tax benefits of the TCJA (2)	(3.4)	—
Adjusted net income (Non-GAAP)	$107.4	$107.3	$0.1	0.1%

Diluted earnings per share (GAAP)	$2.70	$2.15
Adjusted diluted earnings per share (Non-GAAP)	$2.68	$2.55	$0.13	5.1%
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(1) Acquisition-related items include acquired profit in inventory and professional fees.
(2) Discrete income tax net benefit of the Tax Cuts and Jobs Act of 2017 includes provisional estimates recognized within Income tax expense on the Consolidated Statements of Comprehensive Income.

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(In millions, except earnings per share data)	Year Ended August 31,		Increase (Decrease)	Percent Change
	2018	2017
Net sales	$3,680.1	$3,505.1	$175.0	5.0%

Gross profit (GAAP)	$1,486.8	$1,481.2
Add-back: Acquisition-related items (1)	1.7	—
Add-back: Manufacturing inefficiencies (2)	—	1.6
Add-back: Excess inventory (3)	3.1	—
Adjusted gross profit (Non-GAAP)	$1,491.6	$1,482.8	$8.8	0.6%
Percent of net sales	40.5%	42.3%	(180)	bps

Selling, distribution, and administrative expenses (GAAP)	$1,026.6	$951.1
Less: Amortization of acquired intangible assets	(28.5)	(28.0)
Less: Share-based payment expense	(32.3)	(32.0)
Less: Acquisition-related items (1)	(2.1)	—
Adjusted selling, distribution, and administrative expenses (Non-GAAP)	$963.7	$891.1	$72.6	8.1%
Percent of net sales	26.2%	25.4%	80	bps

Operating profit (GAAP)	$454.6	$518.8
Add-back: Amortization of acquired intangible assets	28.5	28.0
Add-back: Share-based payment expense	32.3	32.0
Add-back: Acquisition-related items (1)	3.8	—
Add-back: Manufacturing inefficiencies (2)	—	1.6
Add-back: Excess inventory (3)	3.1	—
Add-back: Special charge	5.6	11.3
Adjusted operating profit (Non-GAAP)	$527.9	$591.7	$(63.8)	(10.8)%
Percent of net sales	14.3%	16.9%	(260)	bps

Other expense (income) (GAAP)	$28.7	$26.2
Add-back: Gain on sale of business	5.4	—
Add-back: Gain on sale of investment in unconsolidated affiliate	—	7.2
Adjusted other expense (Non-GAAP)	$34.1	$33.4	$0.7	2.1%

Net income (GAAP)	$349.6	$321.7
Add-back: Amortization of acquired intangible assets	28.5	28.0
Add-back: Share-based payment expense	32.3	32.0
Add-back: Acquisition-related items (1)	3.8	—
Add-back: Manufacturing inefficiencies (2)	—	1.6
Add-back: Excess inventory (3)	3.1	—
Add-back: Special charge	5.6	11.3
Add-back: Gain on sale of investment in unconsolidated affiliate	—	(7.2)
Less: Gain on sale of business	(5.4)	—
Total pre-tax adjustments to net income	67.9	65.7
Income tax effect	(20.0)	(21.5)
Less: Discrete income tax benefits of the TCJA (4)	(34.6)	—
Adjusted net income (Non-GAAP)	$362.9	$365.9	$(3.0)	(0.8)%

Diluted earnings per share (GAAP)	$8.52	$7.43
Adjusted diluted earnings per share (Non-GAAP)	$8.84	$8.45	$0.39	4.6%
______________________________
(1) Acquisition-related items include acquired profit in inventory and professional fees.
(2) Incremental costs incurred due to manufacturing inefficiencies directly related to the closure of a facility.
(3) Excess inventory related to the closure of a facility.
(4) Discrete income tax net benefit of the Tax Cuts and Jobs Act of 2017 includes provisional estimates recognized within Income tax expense on the Consolidated Statements of Comprehensive Income.